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99                Press Release of Brady Corporation, dated May 21, 2004.

Brady Corporation Announces Completion of EMED Co. Acquisition


MILWAUKEE, Wis. & BUFFALO, N.Y.--(BUSINESS WIRE)--May 21, 2004--Brady Corporation (NYSE:BRC), a world leader in identification solutions, announced today that, subsequent to receiving regulatory approval, it has completed its acquisition of EMED Co., Inc, a direct marketer and manufacturer of identification and safety products, headquartered in Buffalo, NY. EMED had 2003 sales of $55 million and employs about 200 people.

"We are delighted to welcome EMED and its employees to the Brady family of businesses and look forward to working together to offer customers the absolute best in safety and facility identification products and services," said Tom Felmer, Brady vice president for direct marketing-EMED.

Brady Corporation is an international manufacturer and marketer of complete identification solutions, with products including labels, software, printing systems, label-application and data-collection systems, signs, safety devices and specialty materials for manufacturing, electrical, electronic, telecommunications and a variety of other markets. Founded in 1914, Brady is headquartered in Milwaukee and employs more than 3,500 people in operations in the United States, Europe, Asia/Pacific, Latin America and Canada. It reported fiscal 2003 sales of $555 million.

More information about the companies is available on the Internet at www.bradycorp.com and www.emedco.com


CONTACT: Brady Corporation
         Barb Bolens, 414-438-6940

SOURCE: Brady Corporation